EXHIBIT 4.3(iii)


                            SECOND AMENDMENT TO
                      PRIORITY HEALTHCARE CORPORATION
                       BROAD BASED STOCK OPTION PLAN


          WHEREAS,   the   Board   of   Directors  of  Priority  Healthcare
Corporation (the "Company") adopted the Priority Healthcare Corporation Broad Based Stock Option Plan (the "Plan") on September 15, 1998; and

          WHEREAS, the Plan was amended by the Board of Directors of the Company in certain respects not requiring shareholder approval, effective as of February 25, 1999; and

          WHEREAS, the Company now desires to further amend the Plan.

          NOW, THEREFORE, the Plan is hereby amended as follows:

          1. Section 2 of the Plan is hereby amended, in part, to read as follows:

             2.  DEFINITIONS.

             "Participant" - means any employee of the Company or an Affiliate, other than an officer or director of the Company, who is selected by the Committee to receive an Award.

          2. Section 4 of the Plan is hereby amended to read in its entirety as follows:

               4. PARTICIPANTS. The Committee may select from time to time Participants in the Plan from those employees of the Company or its Affiliates who, in the opinion of the Committee, have the capacity for contributing in a substantial measure to the successful performance of the Company or its Affiliates; provided, however, that the Committee shall not select as a Participant any individual who is an officer or director of the Company at the time of such selection.

          3. Section 5 of the Plan is hereby amended to read in its entirety as follows:

               5. SHARES SUBJECT TO PLAN. Subject to adjustment by the operation of Section 9 hereof, the maximum number of Shares with respect to which Awards may be made under the Plan is 1,900,000 Shares. The number of Shares which may be granted under the Plan to any Participant during any calendar year of the Plan under Awards shall not exceed 50,000 Shares. The Shares with respect to which Awards may be made under the Plan may either be authorized and unissued shares or unissued shares heretofore or hereafter reacquired and held as treasury shares. With respect to any Option which terminates or is surrendered for cancellation, new Awards may be granted under the Plan with respect to the number of Shares as to which such termination or surrender has occurred.

          4. This Second Amendment to the Plan shall become effective upon its adoption by the Board of Directors of the Company.


                  ADOPTED BY THE  BOARD OF DIRECTORS OF PRIORITY
                  HEALTHCARE CORPORATION AS OF NOVEMBER 29, 2000




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